Exhibit 3.75






                      AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                                 PMWQ, LTD.




                             TABLE OF CONTENTS

ARTICLE I

         DEFINITIONS..........................................................1

ARTICLE II

         GENERAL..............................................................2
         2.1      Formation...................................................2
         2.2      Name........................................................3
         2.3      Investment..................................................3
         2.4      Merger or Consolidation.....................................3

ARTICLE III

         COMMENCEMENT DATE; TERM OF PARTNERSHIP...............................3

ARTICLE IV

         PURPOSES.............................................................3

ARTICLE V

         GENERAL PARTNER AND PLACE OF BUSINESS................................4

ARTICLE VI

         CAPITAL CONTRIBUTIONS................................................4
         6.1      General Partner's Initial Contribution......................4
         6.2      Limited Partner's Initial Contribution......................4
         6.3      Limited Liability for Limited Partners......................4
         6.4      Voluntary Contribution(s)...................................5
         6.5      Readjustment of Percentage Interests........................5

ARTICLE VII

         CAPITAL ACCOUNTS.....................................................5
         7.1      Establishment of Capital Accounts...........................5
         7.2      Credits and Debits..........................................5
         7.3      Accounting for Partner's Loans..............................6
         7.4      Return of Capital...........................................6
         7.5      Partition...................................................6

ARTICLE VIII

         CONTROL AND MANAGEMENT...............................................6
         8.1      Role of General Partner.....................................6
         8.2      General Partner's Authority.................................7
         8.3      Limitations.................................................8
         8.4      Liability of General Partner................................8
         8.5      Indemnification of General Partner..........................8
         8.6      Contracts with Affiliates...................................8
         8.7      Tax Matters Partner.........................................9
         8.8      Ownership of Partnership Property...........................9

ARTICLE IX

         RIGHTS AND OBLIGATIONS OF LIMITED PARTNER............................9
         9.1      Limited Liability...........................................9
         9.2      Return of Distributions.....................................9
         9.3      No Management Rights........................................9
         9.4      No Authority to Bind Partnership...........................10
         9.5      Rights Specified in the Act................................10

 ARTICLE X

         ACCOUNTING PRINCIPLES; PERCENTAGE INTERESTS;
         ALLOCATIONS AND DISTRIBUTIONS.......................................10
         10.1     Accounting Principles......................................10
         10.2     Percentage Interests.......................................10
         10.3     Allocations................................................11
         10.4     Distributions..............................................11
         10.5     Compliance with Treasury Regulations.......................11

 ARTICLE XI

         LOANS TO PARTNERSHIP................................................11

 ARTICLE XII

         TRANSFERS OF PARTNERSHIP INTERESTS..................................11
         12.1     Restriction on Transfers by Limited Partner................11
         12.2     General Partner as Limited Partner.........................11
         12.3     Transfer by General Partner................................12

 ARTICLE XIII

         DISSOLUTION AND TERMINATION.........................................12
         13.1     Events of Dissolution......................................12
         13.2     Election of New General Partner............................13
         13.3     No Release from Liabilities................................13
         13.4     Distributions in Liquidation...............................13
         13.5     Distributions in Kind......................................14

 ARTICLE XIV

         ACCOUNTING..........................................................14
         14.1     Fiscal Year................................................14
         14.2     Books and Records..........................................14
         14.3     Inspection of Records......................................15
         14.4     Tax Returns................................................15

 ARTICLE XV

         REPORTS AND STATEMENTS..............................................15

 ARTICLE XVI

         BANK ACCOUNTS.......................................................15

 ARTICLE XVII

         NOTICES.............................................................16

 ARTICLE XVIII

         POWER OF ATTORNEY...................................................16

ARTICLE XIX

         AMENDMENT...........................................................17

 ARTICLE XX

         RELIANCE ON AUTHORITY...............................................17

 ARTICLE XXI

         MISCELLANEOUS.......................................................17
         21.1     Applicable Laws............................................17
         21.2     Cumulative Remedies........................................17
         21.3     Counterparts...............................................18
         21.4     Successors and Assign......................................18
         21.5     Entire Agreement...........................................18
         21.6     Personal Property..........................................18
         21.7     Invalidity of Provisions...................................18
         21.8     Signature Pages............................................18
         21.9     Attorneys' Fees............................................19


Exhibit A         General Partner's Contribution
Exhibit B         Limited Partner's Contribution




                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                                 PMWQ, LTD.

         THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into between PMWQ, Ltd., a Nevada corporation, its successors and assigns, referred to in this Agreement as the "General Partner", and Dealership Properties, Inc., a Nevada corporation, its successors and assigns, referred to in this Agreement as the "Limited Partner".

                                 ARTICLE I

                                DEFINITIONS

         The following terms have the following meanings when used in this
Agreement:

         "Act" means the Texas Revised Limited Partnership Act.

         "Affiliate" means any person or entity that controls or is controlled by the General Partner, or is controlled by the same person or entity that controls the General Partner. In this definition, the term "control" includes the ownership of more than fifty percent (50%) of the beneficial interest in the person or entity.

         "Agreement" or "Partnership Agreement" means this agreement of limited partnership, including any amendments that may be made.

         "Bankruptcy" means, as to any Partner, the Partner's taking, or acquiescing in the taking, of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors, generally, as in effect from time to time. For the purpose of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within ten (10) days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.

         "Capital Contribution(s)" means the contribution(s) made to the capital of the Partnership from time to time by a Partner in cash or property.

         "Certificate" means the certificate of limited partnership to be filed by the General Partner with the Secretary of State of Texas in accordance with this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Effective Date" means the date the Secretary of State of Texas files the Certificate.

         "Exhibits" means all exhibits which are attached hereto and incorporated herein by reference for all purposes.

         "Partners" mean both the General Partner and the Limited Partner and any new or additional general partner or limited partner that becomes party to this Agreement.

         "Partnership" shall mean the limited partnership formed under this Agreement, as constituted or amended.

         "Percentage Interest" means the interest of a Partner in the capital and profits and losses of the partnership as initially set forth in paragraph 10.2 of this Agreement.

         "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association, or other entity.

         "Transfer" means the mortgage, pledge, hypothecation, transfer, sale, assignment, or other disposition of any part or all of an interest in the Partnership by any Partner, whether voluntarily, by operation of law or otherwise.

                                 ARTICLE II

                                  GENERAL

         2.1 Formation. By this Agreement, the General Partner and the Limited Partner hereby agree to form and establish the Partnership pursuant to the Act. Prior to conducting any business in any jurisdiction, the General Partner shall promptly file the Certificate as required by the Act and comply with all other legal requirements for the formation and operation of the Partnership. Except as expressly provided in this Agreement, the Act shall govern the rights and liabilities of the Partners.

         2.2 Name. The name of the Partnership shall be PMWQ, Ltd. The General Partner may change the name of the Partnership or adopt such trade or fictitious names as it may determine appropriate.

         2.3 Investment. The Limited Partner represents that it is acquiring an interest in the Partnership for investment for its own account, and not with a view to any sale or distribution of that interest.

         2.4 Merger or Consolidation. The Partnership may merge or consolidate with or into another limited partnership or other business entity, or enter into an agreement to do so, only with the written consent of the General Partner and Limited Partner.

                                ARTICLE III

                   COMMENCEMENT DATE; TERM OF PARTNERSHIP

         The Partnership shall commence and be effective on the Effective Date as set out in the certificate of limited partnership. The Partnership shall continue in existence until it is terminated, liquidated or dissolved in accordance with this Agreement or by operation of law.

                                 ARTICLE IV

                                  PURPOSES

         The purposes of the Partnership shall be (a) to own all property and employ personnel necessary to conduct the business of the Partnership;
(b) to do all other acts necessary to carry out the business of the Partnership; and (c) to engage in all other activities that are permitted under applicable laws and that are approved by the Partners.

                                 ARTICLE V

                   GENERAL PARTNER AND PLACE OF BUSINESS

         The General Partner of the Partnership is PMWQ, Inc. with offices at 1115 S. Taylor, Amarillo, Texas 79101. The principal place of business of the Partnership is the above-referenced address of the General Partner. The General Partner may maintain other offices for the Partnership as it may determine to be necessary or advisable from time to time. Any requests for information concerning the Partnership shall be directed to the General Partner at the principal place of business of the Partnership.

         Robert W. Hall shall serve as the registered agent of the Partnership. The address of the registered agent and the registered office of the Partnership in the State of Texas shall be 1115 S. Taylor, Amarillo, Texas 79101. The address and the name of the registered agent of the Partnership maybe changed as the General Partner may designate by written notice to the Limited Partner and by filing an amended Certificate with the Secretary of State.

                                 ARTICLE VI

                           CAPITAL CONTRIBUTIONS

         6.1 General Partner's Initial Contribution. At the time of execution of this Agreement, the General Partner shall contribute to the capital of the Partnership pursuant to Exhibit A. In exchange for this contribution, the General Partner will have the Percentage Interest in the Partnership set forth in paragraph 10.2 of this Agreement.

         6.2 Limited Partner's Initial Contribution. At the time of execution of this Agreement, the Limited Partner shall contribute to the capital of the Partnership pursuant to Exhibit B. In exchange for this contribution, the Limited Partner will have the Percentage Interest in the Partnership set forth in paragraph 10.2 of this Agreement.

         6.3 Limited Liability for Limited Partners. The liability of the Limited Partner to the Partnership is limited to the amount of its capital contribution. Accordingly, the contributions called for in paragraph 6.2 are the only property the Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan, or otherwise.

         6.4 Voluntary Contribution(s). At any time, the General Partner may determine that additional contributions of cash or property to the Partnership are desirable. Within ten (10) days following the receipt of notice from the General Partner, the Limited Partner may contribute cash or property to the Partnership as a "Voluntary Capital Contribution" on the terms and subject to the conditions set forth in the notice from the General Partner. All such additional voluntary capital contributions shall be requested in proportion to the then Percentage Interests of the Partners in the Partner ship.

         6.5 Readjustment of Percentage Interests. If any Partner elects to participate in a voluntary capital contribution as described in paragraph
6.4 in any amount less than that Partner's current, Percentage Interest, or elects not to participate at all, then the Percentage Interest of the Partners shall be readjusted based on the newly adjusted capital account balance of each Partner. Nothing in this Agreement shall obligate any Partner to make any additional contributions to the Partnership.

                                ARTICLE VII

                              CAPITAL ACCOUNTS

         7.1 Establishment of Capital Accounts. Separate capital accounts shall be established and maintained for each Partner in accordance with
Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time.

         7.2 Credits and Debits. All Capital Contributions of a Partner, its allocable share of Partnership income and loss, and cash or property distributions made to such Partner shall be credited or charged to such Partner's individual capital accounts as the case may be. To the extent an allocation or adjustment is not specifically described by this provision of this Agreement, that item shall be reflected in the Partner's capital accounts in accordance with Section 1.704-(b)(2)(iv) of the Treasury Regula tions, as amended from time to time.

         The capital accounts shall not bear interest.

         7.3 Accounting for Partner's Loans. Loans made by a Partner to the Partnership shall not be considered capital contributions.

         7.4 Return of Capital. No Partner has the right to demand the return of all or a portion of its capital contribution other than in cash and except as provided in this Agreement.

         7.5 Partition. All interests in the property owned by the Partnership shall be deemed owned by the Partnership as an entity. No Partner, individually, shall have any ownership of such property or interest except as a Partner in the Partnership. Each of the Partners irrevocably waives, during the term of the Partnership and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Partnership.

                                ARTICLE VIII

                           CONTROL AND MANAGEMENT

         8.1 Role of General Partner.

                  (a) The General Partner has full, exclusive, and complete discretion in the management and control of the Partnership for any of the purposes set forth in Article IV of this Agreement, and shall make all decisions affecting the business of the Partnership and its operations, unless specifically stated otherwise in this Agreement.

                  (b) The General Partner agrees to conduct the business and operations of the Partnership contemplated under this Agreement in a careful and prudent manner, and in accordance with good industry practice.

                  (c) The General Partner (or any successor to the General Partner) agrees to serve as general partner of the Partnership until the Partnership is terminated without reconstitution as provided below.

         8.2 General Partner's Authority. Subject to any limitations expressly set forth in this Agreement, the General Partner is expressly authorized to perform any of the following acts on behalf of the
Partnership:

                  (a) Any and all acts necessary or appropriate to the acquisition and management of the Partnership and interests in the Partnership.

                  (b) Maintenance of all necessary Partnership books and records.

                  (c) Commencement of litigation or defense of litigation, including settlement of any litigation, involving the Partnership.

                  (d) Establishment of bank accounts in which all Partnership funds shall be deposited and from which payments shall be made.

                  (e) Procuring and maintaining insurance with responsible companies as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner.

                  (f) Taking and holding all real, personal, and mixed property of the Partnership in the name of the Partnership.

                  (g) Executing and delivering, on behalf of and in the name of the Partnership, contracts, agreements, and other documents.

                  (h) Coordinating all accounting and clerical functions of the Partnership and employing accountants, lawyers, engineers and other management or service personnel as may from time to time be required to carry on the business of the Partnership.

                  (i) Filing tax returns and making elections on behalf of the Partnership as provided under the Code.

                  (j) Establishing and maintaining the capital accounts of the Partnership.

         8.3 Limitations. Notwithstanding the generality of the General Partner's authority, the General Partner is not empowered, without the written consent of the Limited Partner, to:

                  (a) Do any act in contravention of this Partnership
Agreement.

                  (b) Do any act that would make it impossible to carry out the ordinary business of the Partnership, except as specifically permitted by the terms of this Agreement.

                  (c) Confess a judgment against the Partnership.

                  (d) Possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose.

                  (e) Require any Partner to make any contribution to the capital of the Partnership not provided for in this Agreement.

                  (f) Amend this Partnership Agreement.

         8.4 Liability of General Partner. The General Partner shall not be liable, responsible, or accountable in damages or otherwise to the Limited Partner or the Partnership for any act performed by the General Partner in good faith and within the scope of this Agreement. The General Partner is liable to the Limited Partner only for conduct that involves gross negligence, bad faith, or fraud.

         8.5 Indemnification of General Partner. The Partnership shall indemnify and hold harmless the General Partner and its officers, directors, sharehold ers, agents, and representatives from and against any loss, damage, liability, cost or expense (including reasonable attorneys' fees) arising out of any act or failure to act by the General Partner in carrying out its duties under this Agreement, specifically including its sole, partial, or concurrent negligence, to the greatest extent permitted under the Act.

         8.6 Contracts with Affiliates. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Partnership may employ any Partner and any person affiliated with any Partner to render services on behalf of the Partnership and may compensate the person rendering the services on customary terms and at competitive rates.

         8.7 Tax Matters Partner. The General Partner is authorized and required to represent the Partnership in connection with all examinations of the Partnership affairs by tax authorities, including administrative and judicial proceedings, and to expend Partnership funds for professional services and costs in connection with such examinations. The General Partner is the "Tax Matters Partner" for federal tax purposes and has authority, in its sole and absolute discretion, to represent the Partnership and the Partners in this regard. The Limited Partner agrees to cooperate and to do or refrain from doing any and all things reasonably required by the Tax Matters Partner to conduct these sorts of proceedings.

         8.8 Ownership of Partnership Property. The General Partner is specifically authorized, at its election, and in its sole discretion, to hold the property of the Partnership in the name of the Partnership or in the name of the General Partner.

                                 ARTICLE IX

                 RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

         9.1 Limited Liability. Except as provided in the Act, the Limited Partner, as such, shall have no liability whatsoever, whether to the Partnership, the General Partner, or any creditor of the Partnership, for any of the debts or losses of the Partnership beyond its Capital
Contribution to the Partnership.

         9.2 Return of Distributions. Notwithstanding to the contrary in paragraph 9.1, to the extent that the Partnership's liabilities to its creditors are not discharged by the Partnership or by the General Partner, the Limited Partner will be liable to return to the Partnership the proportionate amount of any distribution made to the Limited Partner to the extent required by the Act.

         9.3 No Management Rights. The Limited Partner may not take part in the management of the Partnership or transact any business for or on behalf of the Partnership. All management responsibility is vested in the General Partner, subject to the approval of the Limited Partner in those specific instances described in this Agreement.

         9.4 No Authority to Bind Partnership. The Limited Partner has no power or authority to sign for or to bind the Partnership. All authority to act on behalf of the Partnership is vested in the General Partner.

         9.5 Rights Specified in the Act. The Limited Partner shall be entitled to all rights of limited partners contained in the Act to the extent that those rights have not been superseded by the provisions of this Agreement in accordance with the Act and other applicable law.

                                 ARTICLE X

                ACCOUNTING PRINCIPLES; PERCENTAGE INTERESTS;
                       ALLOCATIONS AND DISTRIBUTIONS

         10.1 Accounting Principles. The net income and net loss of the Partnership (and each item of income, gain, loss, deduction, or credit entering into the computation of net income and net loss) shall be determined on an annual basis in accordance with the accounting methods followed by the Partnership for federal income tax purposes and otherwise in accordance with generally accepted accounting principles and procedures.

         10.2 Percentage Interests.

                  (a) The phrase "Percentage Interest" of each Partner means that particular Partner's interest in the capital, net income, net loss, and distributions, of the Partnership as set forth in this paragraph of this Agreement.

                  (b) The initial Percentage Interest of each Partner shall be as set forth below:

              Partner                           Percentage Interest

        PMWQ, Inc.                                         1%
        Dealership Properties, Inc.                       99%

                  (c) The Percentage Interest of each Partner may be adjusted from time to time by the methods and for the reasons described elsewhere in this Agreement, including but not limited to the provisions of paragraphs 6.4 and 6.5.

         10.3 Allocations. All net income, net losses, and credits and items of gain or loss of the Partnership shall be allocated to each Partner in accordance with each Partner's Percentage Interest.

         10.4 Distributions. All cash flow available for distribution to the Partners, subject to the establishment of reserves in the General Partner's reasonable determination, shall be distributed to the Partners in accordance with their respective Percentage Interests.

         10.5 Compliance with Treasury Regulations. It is intended that the allocation and distribution provisions set forth in this Article X shall be applied in a manner consistent with the provisions of Sections 704 and 706 of the Code, and the Treasury Regulations promulgated for those Sections. The General Partner shall have reasonable discretion to apply the allocation and distribution provisions set forth in this Article X in any manner consistent with Sections 704 and 706 of the Code and such Treasury Regulations.

                                 ARTICLE XI

                            LOANS TO PARTNERSHIP

         Any Partner may lend funds to the Partnership for Partnership business. The amount of any loan or advance by the Partner shall bear interest at the lesser of: (i) the applicable federal rates as defined in
Section 1274 of the Code x 130% plus 50 basis points; or (ii) the maximum permissible interest rate allowable under applicable usury laws. Loans made under this provision of this Agreement shall be deemed an obligation of indebtedness from the Partnership to the Partner, payable prior to any distributions to the Partners.

                                ARTICLE XII

                     TRANSFERS OF PARTNERSHIP INTERESTS

         12.1 Restriction on Transfers by Limited Partner. Any transfer by the Limited Partner of any or all of its interest in the Partnership shall be null and void.

         12.2 General Partner as Limited Partner. The General Partner and any Affiliate of the General Partner may acquire an interest as a limited partner from the Partnership or by assignment from a limited partner in the same manner as someone not the General Partner or an Affiliate of the General Partner. If the General Partner (or an Affiliate) should acquire an interest as a Limited Partner, the General Partner (or an Affiliate) shall, with respect to such interest, enjoy all the rights and be subject to all the obligations and duties of a Limited Partner to the extent of such interest.

         12.3 Transfer by General Partner. The General Partner may not transfer any or all of its interest in the Partnership without the prior written consent of the Limited Partner. If a transfer is approved, the General Partner may not transfer any or all of its interest in the Partnership unless the transferee agrees in writing to assume all of the obligations of the General Partner upon such transfer, and, thereafter, the General Partner shall be relieved of all further obligations and responsibilities. If a transfer of the General Partner's interest is approved, the transfer will not cause the dissolution of the Partnership, which may continue with the transferee as the General Partner the same as if the transferee had been the initial General Partner.

         The restrictions on the transfer of the General Partner's interest in the partnership do not apply to a transfer by the General Partner to an Affiliate of the General Partner.

                                ARTICLE XIII

                        DISSOLUTION AND TERMINATION

         13.1 Events of Dissolution. The Partnership shall be dissolved and its business wound up on the earliest occurrence of any one of the following events:

                  (a) The expiration of the term of the Partnership as set forth in Article III.

                  (b) The written consent of all Partners to the dissolution.

                  (c) The dissolution, withdrawal, or bankruptcy of the General Partner, unless the Partnership is reconstituted in the manner prescribed in paragraph 13.2 of this Agreement. The dissolution, withdrawal, or bankruptcy of the General Partner will not result in the dissolution of the Partnership so long as the successor to the General Partner's interest in the Partnership, in accordance with paragraph 13.2, assumes all of the General Partner's obligations under this Agreement.

         13.2 Election of New General Partner. If the General Partner ceases to be the General Partner, including at the time of the withdrawal, dissolution, or bankruptcy of the General Partner, the business of the Partnership shall be continued on the terms and subject to the conditions of this Agreement if, within ninety (90) days after such event, the Limited Partner elects that the business of the Partnership should be continued and, in such election, designate one or more persons to be substituted as general partner (each a "New General Partner"). Such person shall not become a New General Partner unless (a) such person is elected by written consent of all Partners and (b) such person has consented in writing to be bound in the manner that the General Partner is bound by the terms of this Agreement and the Certificate. If such proposed New General Partner is not elected, the Limited Partner may as soon as practicable thereafter nominate another New General Partner until a New General Partner is elected or the Partnership has been dissolved. New General Partner(s) elected by this procedure will succeed to all of the powers, privileges, and obligations of the then-existing General Partner. The interest in the Partnership of the General Partner who is succeeded by New General Partner(s) will become a limited partner's interest in the Partnership. If the General Partner ceases to be the General Partner, including in the event of the dissolution, withdrawal, or bankruptcy of the General Partner and the failure of the Limited Partner to elect to continue the business of the Partnership, the Partnership shall be terminated forthwith.

         13.3 No Release from Liabilities. It is understood and agreed that no dissolution of the Partnership releases or relieves any of the parties to this Agreement of their contractual obligations under this Agreement.

         13.4 Distributions in Liquidation. If the business of the Partnership is not continued, the General Partner or any New General Partner shall, if possible, act as liquidator. If the General Partner has itself dissolved, withdrawn from the Partnership, or declared or suffered a bankruptcy, and if the Partnership is not reconstituted with a New General Partner as provided in this Agreement, the Limited Partner or its successor as a limited partner shall act as liquidator. The liquidator shall liquidate the assets of the Partnership, make appropriate adjustments made to the capital accounts of the Partners, and distribute the proceeds in the following order or priorities, so far as the proceeds will go:

                  (a) To the payment of debts of the Partnership (other than loans made from the Partners to the Partnership), including the expenses of liquidation.

                  (b) To the repayment of any loans that have been made by the Partners to the Partnership, but if the amount available for such repayment is insufficient, then pro rata up to the amounts available.

                  (c) To any Partner or former Partner in satisfaction of the Partnership's liability for any distributions owed to such Partner pursuant to paragraph 10.4.

                  (d) To all Partners pro rata in accordance with their respective capital account balances, as adjusted, up to the amounts of those capital accounts.

                  (e) To all Partners pro rata according to their respective Percentage Interests in the partnership.

         13.5 Distributions in Kind. In the event any or all of the assets of the Partnership cannot be liquidated, those assets are to be distributed in kind according to the priorities set forth in paragraph 13.4. Assets of the Partnership distributed to the Partners shall be held and owned by the Partners as tenants in common. In the event of the distribution of Partnership properties in kind, the fair market value of such assets shall be determined by agreement of the Partners. The amount of gain or loss which would have been realized by the Partnership for federal income tax purposes if the assets had been sold at such fair market value rather than distributed in kind shall be treated as gain or loss from a disposition of the assets of the Partnership, and allocated among the Partners in accordance with Article X, such allocations then being reflected in the Partners' respective capital accounts.

                                ARTICLE XIV

                                 ACCOUNTING

         14.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

         14.2 Books and Records. The General Partner shall keep, or cause to be kept, all records which the Act requires the Partnership to keep, at the principal place of business of the Partnership as provided in Article V, including full and accurate records of all transactions of the Partnership in accordance with principles and practices generally accepted for the cash or accrual method of accounting.

         14.3 Inspection of Records. Any Partner may, for any proper purpose during regular business hours, inspect and copy any of the Partnership books and records at the principal place of business of the Partnership as provided in Article V, or make other reasonable inquiries as to Partnership affairs. Cost of reproducing or copying Partnership books and records shall be at the expense of the Partnership.

         14.4 Tax Returns. The General Partner shall prepare, or cause to be prepared, state and federal income tax returns for the Partnership and, in connection with those tax returns, make any available or necessary elections. Copies of all income tax returns of the Partnership proposed to be filed for any year shall be furnished to each Partner prior to filing the returns.

                                 ARTICLE XV

                           REPORTS AND STATEMENTS

         The General Partner will deliver to the Limited Partner, at the Partnership's expense, financial statements setting forth, as of the end and for that fiscal year, the following:

                  (a) A profit and loss statement and balance sheet of the Partnership.

                  (b) The balance in the capital account of each Partner.

                  (c) Any other information that, in the judgment of the General Partner, is reasonably necessary for the Limited Partner to be advised of the results of operations of the Partnership.

                                ARTICLE XVI

                               BANK ACCOUNTS

         The General Partner shall open and maintain a special bank account or accounts in which all funds of the Partnership shall be deposited. Withdrawals from this account or accounts may be made on the signature or signatures of those persons designated by the General Partner.

         The General Partner may not commingle the assets of the Partnership with the assets of any other entity or person. However, the revenues and other receipts of the Partnership may be deposited in a central account in the name of the General Partner or an Affiliate, so long as separate entries are made on the books and records of the Partnership and on the books and records of the Affiliate reflecting deposits in the bank account of the Affiliate with respect to amounts received from the Partnership and withdrawals from the bank accounts made for the purpose of disbursing funds to the Partnership or for the purpose of paying liabilities of the Partnership.

                                ARTICLE XVII

                                  NOTICES

         Whenever any notice is required or permitted to be given under this Agreement, the notice must be in writing and signed by or behalf of the person giving the notice. The notice will be deemed to have been given when received or when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, properly addressed to the persons who must receive notice at the address listed in this Agreement or as changed by written notice given according to this provision of this Agreement.

                               ARTICLE XVIII

                             POWER OF ATTORNEY

         The Limited Partner irrevocably appoints the General Partner, its successors and assigns, as its respective true and lawful attorney-in-fact, with full power and authority, on its behalf and in its respective name, to execute, acknowledge, swear to, deliver and, if appropriate, file in such offices and places as may be required by law (i) any amendment to this Agreement that may be required by a change in the name of the Partnership, change in registered agent, or similar matter, and (ii) any amendment to this Agreement made in compliance with Article IX. The power of attomey granted by the Limited Partner to the General Partner is a special power coupled with an interest and is irrevocable, and may be exercised by any party who, at the time of exercise, is a General Partner of the Partnership. The power of attorney shall survive any transfer or abandonment of the Limited Partner's Partnership interest, or the Limited Partner's withdrawal from the Partnership.

                                ARTICLE XIX

                                 AMENDMENT

         This Agreement may be amended or modified only by written instrument executed by both the General Partner and the Limited Partner.

                                 ARTICLE XX

                           RELIANCE ON AUTHORITY

         Any person dealing with the General Partner as the representative of the Partnership may rely on the authority of the General Partner. Persons dealing with the General Partner have no obligation to ascertain the General Partner's compliance with the terms of this Agreement. Every contract, agreement, deed, mortgage, note, or other document or instrument executed by the General Partner with respect to any property of the Partnership shall be conclusive evidence in favor of any and every person relying on the signature of the General Partner that (i) at the time of the execution or delivery of the document, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding on the Partnership and all Partners, and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document on behalf of the Partnership.

                                ARTICLE XXI

                               MISCELLANEOUS

         21.1 Applicable Laws. This Agreement, and its application or interpretation, shall be governed exclusively by its terms and construed in accordance with the substantive federal laws of the United States and by the laws of the State of Texas, including the Texas conflicts of laws rules.

         21.2 Cumulative Remedies. Each party to this Agreement is entitled to all remedies provided by this Agreement or in law or equity. All remedies in this Agreement and in law or equity are cumulative, and the use of one right or remedy by any party does not preclude or waive the right to use any or all other remedies.

         21.3 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         21.4 Successors and Assign. The terms, provisions, and agreements contained in this Agreement are binding on and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective successors and assigns.

         21.5 Entire Agreement. This Agreement shall constitute the entire contract between the parties. There are no other or further agreements outstanding not specifically mentioned in this Agreement. However, the parties may amend and supplement this Agreement, in writing, from time to time, in a manner and to the extent provided by the terms of this Agreement, including but not limited to the terms set out in Article XIX.

         21.6 Personal Property. The interests owned by the Partners in this Partnership are personal property.

         21.7 Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement are subsequently determined to be invalid, illegal, or unenforceable in any respect, that invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed in this Agreement. The validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not be affected or impaired in any way by the determination that some portion or portions are invalid, illegal or unenforceable.

         21.8 Signature Pages. Each Partner authorizes the General Partner to attach an executed signature page to this Agreement.

         21.9 Attorneys' Fees. If any litigation is initiated by any Partner against another Partner relating to this Agreement or its subject matter, the Partner prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorney's fees incurred in connection with the litigation.